Exhibit 10.67

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is made and entered into as of January 26, 2026, by and among Lottery.com Inc., a Delaware corporation (the “Company”) and Evergreen Capital Management, LLC, a Nevada company (the “Purchaser”, and together with the Company, the “Parties”, and each, a “Party”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note (as defined below) or Purchase Agreement (as defined below), as applicable.

RECITALS

A. The Company issued that certain Senior Secured Convertible Promissory Note to the Purchaser on December 2, 2025, as amended by Amendment No. 1 to the Senior Secured Convertible Promissory Note, dated as of January 21, 2026, between the Company, as the borrower, and the Purchaser, as the holder (the “Note”).

B. The Company and the Purchaser have entered into that certain Securities Purchase Agreement, dated as of December 2, 2025, between the Company and the Purchaser (the “Purchase Agreement”, and together with the Note, the “Transaction Document(s)”), pursuant to which the Company issued the Note to the Purchaser.

C. In connection with the consummation of the transactions contemplated by the Purchase Agreement, the Parties hereto desire to terminate the Note and the Purchase Agreement on the terms and subject to the conditions set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Termination of the Note and the Purchase Agreement. Subject to the terms and conditions of this Termination Agreement, the Note and the Purchase Agreement are hereby terminated effective as of the date of the delivery to the Purchaser of the Common Shares pursuant to that certain Conversion Notice #7 delivered by the Purchaser (the “Effective Date”), dated as of January 13, 2026 (“Conversion Notice #7”). From and after the Effective Date, the Note and the Purchase Agreement will be null, void, and of no further force or effect, the rights and obligations of each of the Parties thereunder shall terminate in their entirety, and no further payments will be due, or will become due, under or in respect of the Note or the Purchase Agreement.

2. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power, and authority to enter into this Termination Agreement and to perform its obligations hereunder.

(b) The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary action on the part of such Party.

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(c) This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(d) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS TERMINATION AGREEMENT, (i) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (ii) EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS TERMINATION AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS TERMINATION AGREEMENT.

(e) The $500,000 initial investment and $75,000 original issue discount (“OID”) amount, as contemplated by the Note and the Purchase Agreement, have been converted, and there is no remaining amount owed to either Party under the Note and the Purchase Agreement.

(f) No covenants were breached and no Events of Default (as defined in the Note) have occurred under the Note through the date of this Termination Agreement. If the Company breached any covenants or an Event of Default occurred under the Note, the Purchaser shall not be entitled to the rights and remedies under the Note for such breach or Event of Default as of the date of such breach or occurrence.

3. Covenants.

(a) Opinion Letters. The Company agrees to deliver to the Purchaser an opinion letter from its legal counsel in connection with the remaining Common Shares pursuant to Conversion Notice #7 within one (1) business day after the date hereof.

(b) Non-Disparagement. Both Parties agree not to disparage the other party, and the other party’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.

(c) Filing of 8-K. The Company shall file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission to announce the entry of the Parties into this Termination Agreement within four (4) business days after the date hereof, and the Company shall permit the Purchaser a reasonable opportunity to review such Current Report on Form 8-K before it is filed.

4. Delivery of Common Shares. The Parties acknowledge that the Common Shares deliverable to the Purchaser pursuant to Conversion Notice #7 have been issued by the Company, and the Company shall authorize its transfer agent to deliver the shares pursuant to Conversion Notice #7 to Purchaser within one (1) business day after the date hereof.

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5. Release. In further consideration for the execution of this Termination Agreement by each Party and without limiting any rights or remedies that each Party may have, each Party hereby releases each other and each of its Related Parties (each a “Releasee” and, collectively, the “Releasees”) from any and all Claims that each Party or any of its Subsidiaries has or may have against any Releasee, under the Note or any other Transaction Document, any obligation or liability owing thereunder and any legal relationship that exists or may exist between any Releasee and any of the Parties or any of their Subsidiaries under the Note or any other Transaction Document. Each Party, for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially their willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this amendment, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise. As used in this paragraph, (A) “Claims” means all liabilities, rights, demands, covenants, default or Event of Default, duties, obligations (including, without limitation, indebtedness, receivables and other contractual obligations), claims, actions and causes of actions, suits, disputes, judgments, damages, settlements, losses, debts, responsibilities, fines, penalties, sanctions, commissions and interest, disbursements, taxes, charges, interest, costs, fees and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors, consultants and professionals and, if applicable, any value-added and other taxes and charges thereon), in each case of any kind or nature, whether joint or several, whether now existing or hereafter arising and however acquired and whether or not known, asserted, direct, contingent, liquidated, due, consequential, actual, punitive or treble and (B) “Related Party” means, with respect to any Subject Person, any Affiliate of such Subject Person or of another Related Party of such Subject Person and such Subject Person’s and such Affiliate’s predecessors, successors, assigns, managers, members, partners, directors, officers, staff members (including, without limitation, individuals with independent contractor or similar status), agents, attorneys-in-fact, trustees, fiduciaries, representatives and advisors.

6. Miscellaneous.

(a) Governing Law. This Termination Agreement shall be governed by and construed and enforced in accordance with the internal, substantive Laws of the State of Delaware, without giving effect to the conflict of Laws principles that would apply the Laws of any other jurisdiction.

(b) Amendments. This Termination Agreement shall not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing executed and delivered by an authorized representative of each party.

(c) Assignment. Neither Party may assign, transfer, or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other Party. Any attempted assignment, transfer, or other conveyance in violation of the foregoing will be null and void. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(d) Construction. The Parties drafted this Termination Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(e) Severability. If any term or provision of this Termination Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Termination Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) Further Assurances. Each of the Parties shall, and shall cause its respective affiliates to, from time to time at the request and sole expense of the other Party, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Termination Agreement and give effect to the transactions contemplated hereby and thereby.

(g) No Third-Party Beneficiaries. This Termination Agreement benefits solely the Parties hereto and their respective permitted successors and permitted assigns, and nothing in this Termination Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Termination Agreement.

(h) Counterparts. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Termination Agreement may be executed by facsimile, portable document format (pdf) or other electronically or mechanically reproduced signature and such signature shall constitute an original signature for all purposes notwithstanding any statute or decisional law to the contrary.

(i) Expenses. Each party shall pay their own legal fees, other costs and expenses of negotiating, preparing, executing and performing its obligations under this Termination Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Termination Agreement effective as of the date first set forth above.

LOTTERY.COM INC.

By:
Name:	Robert J. Stubblefield
Title:	Interim Chief Executive Officer

SIGNATURE PAGE TO TERMINATION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Termination Agreement effective as of the date first set forth above.

EVERGREEN CAPITAL MANAGEMENT, LLC

By:
Name:	Jeff Pazdro
Title:	Manager

SIGNATURE PAGE TO TERMINATION AGREEMENT